Exhibit (a)(1)(C)

Offer To Purchase For Cash

All Outstanding Shares of Common Stock

of

PROTECTION ONE, INC.

at

$15.50 NET PER SHARE

Pursuant to the Offer to Purchase dated May 3, 2010

by

PROTECTION ACQUISITION SUB, INC.

a wholly-owned indirect subsidiary of

PROTECTION HOLDINGS, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 9:00 A.M., NEW YORK CITY TIME, ON JUNE 2, 2010, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”) OR EARLIER TERMINATED.

May 3, 2010

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Protection Acquisition Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly-owned indirect subsidiary of Protection Holdings, LLC, a Delaware limited liability company (“Parent”), to act as the Information Agent in connection with Purchaser’s offer to purchase (the “Offer”) all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Protection One, Inc., a Delaware corporation (“Protection One”), at a purchase price of $15.50 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 3, 2010 (the “Offer to Purchase”), and the related Letter of Transmittal enclosed herewith.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase;

2. The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W–9” providing information relating to backup federal income tax withholding;

3. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

4. A return envelope addressed to BNY Mellon Shareowner Services (the “Depositary”) for your use only.

Certain conditions to the Offer are described in Section 15 of the Offer to Purchase.

We urge you to contact your clients as promptly as possible. Please note that the Offer will expire at 9:00 A.M., New York City time, on June 2, 2010, unless the Offer is extended or earlier terminated.

In order for a stockholder to validly tender Shares pursuant to the Offer, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary and either (A) the share certificates evidencing tendered Shares must be received by the

Depositary or (B) such Shares must be tendered pursuant to the procedure for book-entry transfer described in the Offer to Purchase and a Book-Entry Confirmation (as defined in the Offer to Purchase) must be received by the Depositary, in each case prior to the Expiration Date.

Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than to the Depositary and Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at the address and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

Innisfree M&A Incorporated

Nothing contained herein or in the enclosed documents shall render you the agent of Purchaser, the Information Agent or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.